Exhibit 4

March 27, 2020

Bogotá D.C.

Republic of Colombia

Ministry of Finance and Public Credit

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) on September 28, 2017 (Registration Statement No. 333-220694), (the “Registration Statement”), of U.S.$1,542,968,000 aggregate principal amount of its 3.000% Global Bonds due 2030 and U.S.$300,000,000 aggregate principal amount of its 5.200% Global Bonds due 2049 (the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated October 19, 2017 included in the Registration Statement most recently filed with the Commission, as supplemented by the Prospectus Supplement dated January 21, 2020 relating to the Securities, as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii) an executed copy of the Indenture, dated January 28, 2015 (the “Indenture”), between the Republic and The Bank of New York Mellon, as amended and supplemented by the Supplemental Indenture thereto, dated as of September 8, 2015, and as further amended and supplemented from time to time (as amended and supplemented, the “Indenture”);

(iii) the global Securities dated January 30, 2020 in the aggregate principal amounts of $1,542,968,000 and $300,000,000 executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated January 30, 2020 pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a)	Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b)	Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c)	Law 533 of November 11, 1999, (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d)	Law 781 of December 20, 2002, (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference);

(e)

Law 1366 of December 21, 2009, (a translation of which has been filed as part of Exhibit 3 to Amendment No. 2 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2008 and incorporated herein by reference);

(f)

Law 1624 of April 29, 2013, (a translation of which has been filed as part of Exhibit 3 to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2012 and incorporated herein by reference);

(g)

Decree No 1068 of May 26, 2015, (a summary of the material portion of which has been filed as part of Exhibit 3 of Amendment No. 1 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2014);

(vi) the following additional actions under which the issuance of the Securities has been authorized:

(a)	CONPES Document No. 3967 DNP, MINHACIENDA, dated August 16, 2019 (a translation of which is attached to Exhibit A hereto);

(b)	Authorization by Act of the Comisión Interparlamentaria de Crédito Público adopted in its meeting held on September 3, 2019 (a translation of which is attached to Exhibit B hereto); and

(c)	Resolution No. 0175 of January 20, 2020, of the Ministry of Finance and Public Credit (a translation of which is attached to Exhibit C hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 1 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2018 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectuses and under the heading “General Information—Validity of the Bonds” in the Prospectus Supplements referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

No opinion is expressed as to any law of any jurisdiction other than Colombia. With respect to the opinion set forth above, my opinion is limited to the laws of Colombia. In particular, to the extent that New York State or United States Federal law is relevant to the opinions expressed above, I have relied, without making any independent investigation, on the opinion of Arnold & Porter Kaye Scholer LLP, filed as an exhibit to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for its fiscal year ended December 31, 2018. This opinion is specific as to the transactions and the documents referred to herein and is based upon the law as of the date hereof. My opinion is limited to that expressly set forth herein, and I express no opinions by implication.

Very truly yours

/s/	Lina Londoño

Lina Londoño
Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

EXHIBIT A

CONPES

Document	3967

NATIONAL COUNCIL FOR ECONOMIC AND SOCIAL POLICY

REPUBLIC OF COLOMBIA

PLANNING DEPARTMENT

FAVORABLE OPINION, FOR THE NATION

TO ENGAGE IN FOREIGN PUBLIC DEBT TRANSACTIONS

TO PRE-FINANCE, OR FINANCE, 2020 AND 2021 BUDGET ALLOCATIONS

FOR UP TO US$ 3 BILLION, OR EQUIVALENT IN ANOTHER CURRENCY

Planning Department: SDS, SC, DDE, DIFP, OAJ

Ministry of Finance and Public Credit

Approved Version

Bogotá, D.C., August 16, 2019

CONPES

NATIONAL COUNCIL FOR ECONOMIC AND SOCIAL POLICY

Iván Duque Márquez

President of the Republic

Marta Lucía Ramírez Blanco

Vice-President of the Republic

Nancy Patricia Gutiérrez Castañeda Minister of the Interior	Carlos Holmes Trujillo Garcia Minister of Foreign Affairs

Alberto Carrasquilla Barrera Minister of Finance and Public Credit	Margarita Leonor Cabello Blanco Minister of Justice and Law

Guillermo Botero Nieto Minister of Defense	Andrés Valencia Pinzón Minister of Agriculture & Rural Development

Juan Pablo Uribe Restrepo Minister of Health & Social Welfare	Alicia Victoria Arango Olmos Minister of Labor

María Fernanda Suárez Londoño Minister of Mines and Energy	José Manuel Restrepo Abondano Minister of Commerce, Industry & Tourism

Maria Victoria Angulo González Minister of Education	Ricardo José Lozano Picón Minister of the Environment & Sustainable Development

Jonathan Tybalt Malagón González Minister of Housing, City & Territory	Sylvia Cristina Constain Rengifo Minister of IT & Communications

Angela Maria Orozco Gómez Minister of Transport	Carmén Inés Vasquez Camacho Minister of Culture

Gloria Amparo Alonso Másmela

Director General, Planning Department

Rafael Puyana Martínez-Villalba	Amparo García Montaña
Sectoral Sub-Director	Territorial/Public Investment Sub-Director

EXECUTIVE SUMMARY

In accordance with Article 41, Paragraph 2, Law 80 of 19931 and Articles 2.2.1.3.1., 2.2.1.3.2. y 2.2.1.6, Decree 1068 of 2015,2 the present document submits to the consideration of CONPES—the National Council for Economic and Social Policy—and seeks a favorable opinion for the Nation to engage in transactions for the purpose of pre-financing, or financing, 2020 and 2021 budget allocations for up to US$3 Billion, or its equivalent in another currency.

The purpose of the foregoing is to enable the Nation to (i) finance or pre-finance 2020 and 2021 requirements; (ii) have timely access to international markets to take advantage of market conditions; (iii) diversify investment base; and (iv) meet the strategic goal of maintaining liquid, efficient yield curves.

Such flexibility is relevant for the Nation to have the necessary resources to meet the 2020 and 2021 repayment and interest payments in a changing international context.

Classification H63.

Key Words: Foreign Bonds, Financing, Nation, International, Issuance, Sovereign Debt, Debt Service..

[1]	Establishing the Public Administration’s General Procurement Statutes.
[2]	Whereby the Finance and Public Credit Sector’s Sole Regulatory Decree was issued. It repealed Decree 1497 of 2002 and 3160 of 2011.

TABLE OF CONTENTS

1.	INTRODUCTION	11

2.	BACKGROUND	12

2.1.	Global Bond 2029 Issuance, Global Bond 2045 Reissuance, and Global Bond 2019 Repurchase	12

2.2.	Global Bond 2049 Issuance, Reopening of Global Bond 2029	12

3.	JUSTIFICATION: FUNDING NEEDS	13

3.1	Market Context	15

3.1.1.	Global Macroeconomic Performance	15

3.1.2.	United States	17

3.1.3.	Euro Zone	22

3.1.4.	Emerging Markets	24

3.1.5.	Colombia	27

4.	OBJECTIVES	32

5.	RECOMMENDATIONS	32

BIBLIOGRAPHY		33

TABLE INDEX

Table 1. Sources/Use by CNG 2020(a)	13

Table 2. Colombia’s Sovereign Qualifications	29

FIGURE INDEX

Figure 1. 2021 Monthly Foreign Debt Service	14

Figure 2. Change in IMF world growth expectations -	15

Figure 3. Oil Price Behavior	16

Figure 4. US Unemployment and Inflation	18

Figure 5. Federal Reserve Intervention Rate	19

Figure 6. Implicit Probability of Federal Reserve Reference Rate	20

Figure 7. 10-Year US Treasury Bonds	20

Figure 8. US 10-Year Bond Forecast	21

Figure 9. 30-Year US Treasury Bonds Forecast	21

Figure 10. Euribor 6M behavior and 10-year Germany Reference	23

Figure 11. Implicit Probability of ECB Reference Rate	24

Figure 12. Emerging Markets Cash Flow - Bonds	26

Figure 13. Colombia Cash Flow - Bonds	26

Figure 14. Emerging Market Bond Indicator	27

Figure 15. Reference Bonds in Dollars and Differential on 10-year Treasury Bonds	29

Figure 16. Reference Bonds in Dollars and Differential on 30-year Treasury Bonds	30

Figure 17. US$ Evolution Performance Curve 2014-2019	31

Figure 18. Latam 10-year Issuances	31

Figure 19. Latam 30-year Issuances	32

ACRONYMS AND ABBREVIATIONS

CONPES	Consejo Nacional de Política Económica y Social

DANE	National Statistics Department

DNP	National Planning Department

EC	European Commission

ECB	European Central Bank

EMBI	Emerging Markets Bond Index

EUR	Euro

FED	Federal Reserve System

FOMC	Federal Open Market Committee

GNP	Gross National Product

IMF	International Monetary Fund

NAFTA	North American Free Trade Area

OECD	Organization for Economic Cooperation and Development

OPEC	Organization of the Petroleum Exporting Countries

PMI	Purchasing Managers’ Index

S&P	Standard & Poor’s

USA	United States of America

US$	US Dollar

WTI	West Texas Intermediate

Exhibit 4

1.	INTRODUCTION

The present document is submitted to the consideration of the National Council for Social and Economic Policy (CONPES) for the purpose of obtaining a favorable opinion for the Nation to engage in transactions related to foreign public credit, in order to pre-finance or finance fiscal years 2020 and 2021 for up to US$ 3 Billion, or equivalent in another currency.

The foregoing in accordance with the provisions in Article 41, Paragraph 2, Law 80 of 1993, and Articles 2.2.1.3.1, 2.2.1.3.2 and 2.2.1.6 of Decree 1068 of 2015. Thus, the Nation would be able to pre-finance or finance the 2020 or 2021 budget in a timely manner. Also, the Government will have the required flexibility to optimize the use of funding sources.

The present document is divided into five main sections, including this Introduction. Section Two presents a background, specifically relating to issuances made by Colombia. Section Three justifies the need for pre-funding and funding in 2020 and 2021, in market context, particularly the performance of the US economy, the Euro zone, and the emerging markets, as well as the performance of the Colombian economy in international markets. Section Four outlines the objectives to be reached. Section Five sets forth recommendations to CONPES.

[3]

“Section 41, Paragraph 2. Public Credit Transactions. Notwithstanding the provisions of special laws, for the purposes of this law public credit transactions are transactions intended to provide the Entity with payable term resources, including loans; the issuance, underwriting and placement of bonds and securities; supplier credits; and guarantees granted for State entity obligations.

(...)

Authorization by the Ministry of Finance and Public Credit, and prior favorable opinion by CONPES and the National Planning Department, will be required for State entities to manage and execute any foreign credit transaction and related similar transactions; and for the Nation and decentralized entities to execute any internal public credit transaction and related transactions; as well as for the Nation to grant a guarantee.

(...)

In any case, foreign public credit transactions executed and guaranteed by the Nation, beyond a one-year term, shall require a prior opinion by the Public Credit Inter-parliamentary Commission [Comisión Interparlamentaria de Crédito Público.]

(...)	Any transactions referred to in this article to be executed abroad shall be subject to the jurisdiction agreed upon in the contract.
[4]	Whereby the Public Administration’s General Procurement Statute is issued.
[5]	“Section 2.2.1.3.1. Public Debt Securities. Bonds, and any other credit securities with a redemption term, issued by state agencies are Public debt securities.

Any security issued by a credit institution, insurance company, or other State financial entity, in relation to transactions in the ordinary course of their own corporate activities are not considered public debt securities.

The placement of public debt securities shall be subject to the general financial conditions stipulated by the Board of the Central Bank.”

[6]

“Section 2.2.1.3.2.—The Nation’s Public Debt Securities. The issue and placement of public debt securities on behalf of the Nation shall require authorization through a resolution by the Ministry of Finance and Public Credit, which may be granted once the following has been obtained:

a) A favorable Opinion by CONPES; and b) An Opinion by the Public Credit Commission for foreign public debt with a term exceeding one year.” (Emphasis added.)

[7]

“Section 2.2.1.6. Issuance of Authorizations and Opinions. To issue the relevant opinions and authorizations CONPES, the National Planning Department, and the Ministry of Finance and Public Credit shall make sure that the respective transactions comply, among others, with Government policy on matters of public credit, and with the Macroeconomic Program and Financial Plan approved by CONPES and the Fiscal Policy Council (CONFIS).

Opinions by CONPES and the National Planning Department, when applicable, shall be issued based on the relevant entity’s technical, economic and social project justification, capacity for implementation, financial situation, funding plan through resources, and yearly expenditure schedule.”

[8]	Through which the Sole Regulatory Decree by the Treasury and Public Credit Sector is issued. Decree 1497 of 2002 and Decree 310 of 2011 are repealed.

2.	BACKGROUND

Through CONPES Document 3928, approved in 2018, the Nation received a favorable opinion to engage in transactions related to foreign public credit to pre-finance or finance 2018 and 2019 budget allocations, up to the sum of US$ 3 Billion, or its equivalent in another currency. Under this quota the Nation carried out two transactions in foreign markets, applying the totality of the quota, as explained below.

The first transaction took place on October 4, 2018. Global Bond 2029 for US$1.5 Billion was issued, and Global Bond 2045 for US$500 million was reopened, for a total of US$ 2 Billion. Of said amount US$1 Billion was applied to debt management and destined to repurchase a foreign debt title. The authorized, unused quota was US$2 Billion, or its equivalent in another currency.

The second transaction took place on January 23, 2019. Global Bond 2049 for US$ 1.5 Billion was issued, and Global Bond 2029 for US$ 500 Million was reopened—for a total amount of US$ 2 Billion. The current quota was used up.

2.1. Global Bond 2029 Issuance, Global Bond 2045 Reissuance, and Global Bond 2019 Repurchase.

On October 4, 2018, the Nation issued a Global Bond with maturity March 2029 for the sum of US$ 1 billion, at 4,578% and 4,500% coupon. With the resources obtained through the issuance, a repurchase offer for US$ 1 billion in bonds with maturity March 2019 and a 7.375% coupon was executed, at a price of 102,125%. This allowed an improvement in the maturity profile and reduce refinancing risks by US$ 1 Billion. Likewise, in order to pre-finance the 2019 budgetary allocations, an additional US$ 500 million of the same 2029 Global Bonus were issued and the Global Bond was reopened with maturity June 2045 for US$ 500 million at 5.184% and 5,000% coupon, totaling a pre-financing of US$ 1 Billion. This transaction had a total demand of more than US$ 9.7 billion and participation by institutional investors from Europe, the United States, Latin America and Asia.

After the transaction, there was an available quota of US$ 2 Billion, or its equivalent in another currency, of the resources approved in document CONPES 3928 of 2018.

2.2. Global Bond 2049 Issuance, Reopening of Global Bond 2029

On January 23, 2019, the Nation issued Global Bond with maturity May 2049 for the sum of US$ 1.5 Billion at 5,220% and 5,200% coupon; and reopened Global Bond with maturity March 2029 for US$ 500 million at 4,446% and 4,500% coupon. This transaction, to finance 2019 budgetary allocations, achieved an unprecedented demand, orders were received from more than 300 institutional investors, for a total of US$ 12.6 Billion, equivalent to 6.3 times the amount issued.

After the transaction, all available quota of resources approved by CONPES Document 3928 was affected. This is why, it is important for the Nation to have flexibility to carry out foreign public credit transactions to pre-finance and/or finance 2020 and 2021 obligations.

3	JUSTIFICATION: FUNDING NEEDS

The Nation maintained proactive management to ensure the necessary resources to meet the foreign debt service, anticipating adverse changes in market conditions, such as those seen in the last two months of 2018 where the market remained closed for approximately 2.5 months. They were mainly due to uncertainty generated by commercial tensions between China and the United States, refusal by the United States Congress to increase debt ceiling, volatility in commodity prices, and an increased risk perception regarding some countries in the region. Such management is of greater importance in the current market context, where changing market conditions and uncertainty prevail, especially when annual foreign financing needs, through bond issuance, has been at least half of the Nation’s foreign needs in the last few years.

By 2020, foreign debt repayments are approximately US$ 1.8 billion, mainly concentrated in February due to the maturity of the 2020 Global Bond, while foreign interests are projected at approximately US$ 2,773 million, concentrated on the first seven months of the year, for a total debt service of US$ 4,573 million by 2020. In this regard, annual foreign financing needs, through the issuance of bonds in the international capital market, are projected at US$ 1,750 million, as shown in

Table 1, on sources and use by the Central National Government (CNG) in 2020 of the 2019 Medium Term Fiscal Framework.

Table 1. Sources/Use by CNG 2020(a) (Billion Pesos)

Source: 2019 Medium Term Fiscal Framework. Note: (a) projected figures.

On the other hand, by 2021 foreign debt repayments amount to approximately US$ 3,742 million, mainly concentrated in April and July due to the maturity of two Global Bonds, while foreign interests are projected at approximately US$ 2,286 million, concentrated in the first seven months of the year, for a total debt service of US$ 6,028 million for 2021; as shown in Figure 1.

Thus, taking into account the relatively high amount of depreciation and interest in 1Q of 2020 and the concentration of depreciation for 2021 between April and July, it is important for the Nation to have flexibility and room for maneuver to (i) pre-finance and/or finance the needs for 2020 and 2021 maturities; (ii) achieve timely access to international markets; (iii) diversify the investment base; and (iv) meet the strategic objective of building liquid, efficient curves.

Figure 1. 2021 Monthly Foreign Debt Service

(million US$)

Source: Ministry of Finance and Public Credit based on information from the National Debt Base, as of July 2019.

3.1. Market Context

3.1.1. Global Macroeconomic Performance

The International Monetary Fund (IMF) Growth Report of October 2018 projected for 2019 a growth of 4.7% for emerging economies, 3.7% for world economy, and 2.1% for countries with advanced economies. However, global economy slowed down, causing these projections to be adjusted twice downwards in 2019, once in April and once in July, as shown in Figure 2.

However, in the IMF Growth Report published in July 2019, the United States growth was revised upwards due to GDP performance in the first quarter of the year that stood at 2.7%, driven by the accumulation of inventories (International Monetary Fund, 2019). On the other hand, the downward revision of growth was mainly due to the progressive increase in trade tension between the United States and China, the slowdown of the manufacturing sector and the level of corporate consumption worldwide, the crisis of emerging economies such as Turkey, Argentina and South Africa, and a drop in demand from emerging economies in Asia (International Monetary Fund, 2019). Additionally, uncertainty generated by Brexit slowed trade in the Euro zone and natural disasters in Japan in 2018 negatively affected the economy of the Asian country. This generated a change in growth expectations and changes in interest rates for the medium and long term worldwide.

In the energy context, during 2018, West Texas Intermediate (WTI) and Brent oil prices had an upward trend until September due to the decision by the Organization of Petroleum Exporting Countries (OPEC) to extend production cuts, expectations of increased demand for crude oil for a recovery of the world economy, in the first half, and the sanctions imposed on Iran by the United States. However, the 2018 4Q showed significant drops in price, 38% for WTI and 35% for Brent, reaching values unseen since August 2017. The average price for WTI and for Brent in 2018 was US $ 64.9 and US $ 71.69, respectively.

Figure 2. Change in IMF world growth expectations (annual GDP)

As of 2019, WTI and Brent prices averaged US$ 57.44 and US$ 66.06, showing a recovery of 26.5% and 18.7%, respectively, compared to 2018 4Q (Figure 3), but below the 2018 average. This recovery is largely due to OPEC decisions to extend beyond the first semester the pact to reduce pumping in Russia and OPEC members, and to maintain sanctions against Iran and Venezuela. However, price stability may be altered by a latent reduction in global demand and increased supply by other producers such as the United States.

Figure 3. Oil Price Behavior

Source: Bloomberg, July 5, 2019.

For this reason, Colombia must have the capacity to finance itself in international capital markets, with the necessary authorizations, anticipating any possible fall in oil prices, whether due to an increase in US production or reserves, or a fall in global demand due to a possible global economic slowdown.

In line with low prospects for global economic growth, monetary policies have changed, showing less contractual measures. Market expectations on the trajectory of Federal Reserve (FED) rates have also changed, because after a fall of 25 basis points in the reference rate in July 2019, the current 2.25% rate may see at least one more cut in the remainder of the year, as shown in Figure 6. This is contrast to the previous measure, whereby gradual increases took place in 2017-2018.

On the other hand, the Central Bank of England has kept its reference rate unchanged at 0.75% since September 2018. At its last meeting on August 1, 2019, it also announced that it will continue the program of purchases of non-financial corporate bonds in pounds sterling This decision is the result of inflation close to 2%, and uncertainty over what will happen with Brexit (Bank of England, 2019).

The European Central Bank, for its part, stated at the July 25, 2019 meeting the intention to keep rates at historically low levels, in order to continue encouraging growth in the Euro zone and achieve convergence to its 2% inflation goal (European Central Bank, 2019).

This global picture shows the importance of having authorizations to issue foreign debt securities. There is no guarantee that current favorable conditions in terms of oil prices and low global financing rates will continue. Changes that negatively affect financial market conditions can generate an increase in the cost of financing for emerging countries such as Colombia.

3.1.2. United States

Macroeconomic Evolution

Since 2018, the United States macroeconomic evolution has been affected by trade tensions with China. In March 2018, the president of the United States announced the imposition of tariff measures worth US$ 50,000 million on Chinese products such as steel, aluminum and its derivatives, arguing unfair trade practices and violation of intellectual property rights (United States Trade Representative, 2018). In response, the Chinese Government announced an imposition of tariffs equivalent to the sanctions imposed by the United States, and published the list of products subject to taxation, including automobiles, airplanes and products such as corn, meat, soy and tobacco (Reuters, 2018).

In December 2018, at the G20 meeting in Argentina, the leaders resumed negotiations and established a maximum period of 90 days to sign an agreement that would allow normalizing trade relations between the two nations. However, after the maximum period established, no agreement was reached.

Despite commercial tensions with China, and unlike the other developed economies, US Gross Domestic Product (GDP) showed a stable growth, going from 2.2% in 2017 to 2.9% in 2018.

In 1Q and 2Q of 2018, the US economy grew 2.2% and 4.2%, respectively, compared to the same quarter in the previous year. This reflected a more optimistic environment due to a stable labor market, with a favorable growth in wages and historically low unemployment rates. This context was supported by the reduction in tax rates for individuals and businesses, approved in 2017, and by the United States Congress decision to increase spending limits.

The progressive recovery of the US economy continued in 3Q 2018, with a 3.4% growth compared to the same quarter in 2017. Contracting levels in the US market continued to be favorable and requests for unemployment benefit reached minimum levels since 1973. In 4Q 2018, the United States’ economy grew at a 2.2% rate, compared to the same quarter in 2017, mainly driven by good performance of private consumption, and labor market strength. However, the lower growth with respect to the previous quarter reflected uncertainty regarding trade tensions with China and concerns about a global economic slowdown.

In this context, in 2019, the Department of Commerce reported that Gross Domestic Product (GDP) grew by 3.1% compared to the same quarter in 2018, well above analysts’ consensus, who expected a variation of around 2.0% This was mainly driven by a growth in government investment, which offset the slowdown in consumer and business spending.

Parallel to US economic growth publications, in May 2019, the president of the United States announced a 10% to 25% increase in tariffs for Chinese imports of more than 5,000 products (United States Trade Representative, 2019) and banned the use of equipment manufactured by the Chinese company Huawei in US territory (Reuters, 2019). However, these measures imposed on Huawei were reversed after the meeting between the leaders of both countries, within the framework of the G-20 in Osaka at the end of June 2019, where the president of the United States also announced freezing of tariffs already imposed on China (Rampton, 2019).

On the other hand, GDP growth in 2Q 2019 was 2.1%, compared to the same quarter of 2018; which represented a slowdown compared to the previous quarter, mainly explained by a decrease in exports and a reduction in investment. However, the fall was smaller than expected, due to an increase in consumer spending and the strengthening of the labor market.

In July 2019, the IMF updated the growth projection for the US economy from 2.3% to 2.6% for 2019, because GDP in 1Q was stronger than expected; by 2020 it maintained the growth projection at 1.9%. For its part, the manufacturing Purchasing Managers Index (PMI) is above 50 points. However, the July figure was 50.4, which shows a significant decrease since the 54.9 January data, the highest recorded in 2019 (Bloomberg Inc, 2019). Likewise, inflation, excluding energy and food products, remains above 2%, in line with Fed forecast, and the unemployment rate stood at 3.7% in June. Below is the behavior of the labor market and inflation in the United States of America (Figure 4).

On August 1, the president of the United States announced a new tariff rate of 10% on the equivalent of US$ 300,000 million imports from China, which will enter into force on September 1. The decision generated a fall in stock exchanges, in particular, S&P 500 index futures decreased their value by about 2% in one day. For its part, the Central Bank of China established a stronger level than expected for the Yuan in its daily setting, leaving it above $7 for the first time since 2008 (Wayne, 2019).

Figure 4. Unemployment and Inflation in the US

Source: Bloomberg, Aug. 8, 2019.

Interest Rates and Monetary Policy Expectations

At the Federal Reserve December 2018, the committee decided to raise the interest rate again by 25 basis points, to a 2.25%—2.50% range. This increase was mainly due to the continuous strengthening of the labor market and a historically low unemployment rate, stronger household spending and a stable inflation close to 2% for items other than food and energy (Federal Reserve, 2018).

Subsequently, at the first meeting of the Federal Open Market Committee (FOMC) in January 2019, the committee decided to keep its reference rate unchanged between 2.25% and 2.50%, because despite the fact that the labor market remained strong and economic activity had grown at a solid rate, uncertainty in global growth and financial markets could cause inflationary pressures. The committee mentioned that it would be patient and would continue to evaluate economic conditions (Federal Reserve, 2019).

For the March 2019 meeting, the FOMC, as expected by the markets, kept the 2.25%-2.50% reference rates unchanged, arguing that the committee sees that economic growth slowed after a strong growth in 2018, showing a decrease in household and business spending. Likewise, inflation was affected downwards by low energy prices, although inflation for products other than food and energy remained above 2% (Federal Reserve, 2019).

At the June 2019 meeting, the FOMC decided to keep reference rates unchanged again, in the 2.25% -2.5% range. The committee stated that it continued to see an expansion in economic activity, strong labor market conditions and inflation close to the 2% target. However, it stressed that uncertainties have increased, which is why, together with the absence of inflationary pressures, it will closely monitor economic information, and act accordingly to maintain expansion (Federal Reserve, 2019).

Finally, according to market expectations, at the July 2019 meeting, the FOMC decided to cut the reference rates by 25 basis points, to a range between 2.0% and 2.25%. The Committee argued that US economy expectations remain favorable, and the committee’s decision is designed to support these expectations and offset the risk of a slowdown in the US economy due to weak global growth and the effects of commercial tensions (Federal Reserve , 2019).

The shift towards a more expansive monetary policy by the FOMC could lead to a reduction in reference rates, which would allow access to financing and pre-financing possibilities with lower borrowing costs for emerging countries such as Colombia.

Figure 5. Federal Reserve Intervention Rate

Source: Bloomberg, 8-8-2019.

Taking into account the implicit probability of futures market behavior, it is expected with a probability of 75.5% that there is a cut of at least 25 base points in the FED’s intervention rate at the meeting in late September 2019 (Figure 6). If these cuts materialize, there could be a market window with lower borrowing costs for emerging countries.

Figure 6. Implicit Probability of Federal Reserve Reference Rate

Source: Bloomberg, 8-8-2019

From January to August 2019, the United States Treasury rated had a continuous reduction of approximately 95 base points, which is mainly explained by the FED’s announcement to reduce rates and continuously monitor uncertainty factors.

Figure 7. 10-Year US Treasury Bonds

Source: Bloomberg, 8-7-2019.

On the other hand, it is worth mentioning that the results of the survey on rate field forecasts for 10-year and 30-year Treasury bonds, carried out by Bloomberg to the analysts in August 2019, estimated average levels of 2.01% and 2.51% in 4Q 2019 for 10 and 30 years, respectively, and 2.19% and 2.64% in 4Q of 2020 (Figure 8 and Figure 9).

Figure 8. 10-Year US Treasury Bonds Forecast

Source: 8-8-2019 Survey.

Figure 9. 30-Year US Treasury Bonds Forecast

Source: Bloomberg, 8-8-2019.

However, it is worth highlighting that, if there is a change in the dynamics of the US economy, or if a favorable trade agreement between the United States and China is achieved, the Treasury curve could show an upward pressure that would cause an increase in the cost of financing or all agents, mainly sovereign and corporate issuers of emerging economies.

3.1.3. Euro Zone

Macroeconomic Evolution

According to the Dec 2018 financial markets report by the Bank of the Republic of Colombia and the 2018 IMF report, Europe went through several politically uncertain events, which generated a slowdown in economic growth. Among said events, the following stand out:

(i) Tensions between the Italian government coalition and the European Commission, due to the Italian Government’s unwillingness to comply with European Union fiscal rules. However, after a negotiation period, the Government decided to reduce fiscal deficit to 2.0%, and the European Commission refrained from imposing sanctions.

(ii) Protests against a gas tax increase raised by the French Government, that affected retail sales and restrained consumption costs in France. The situation led the Government to retract the measures and make a series of concessions, such as an increase in minimum wage and the abolition of the pension tax. This would have a direct impact on the country’s fiscal deficit.

(iii) In 2019 Europe faced a slowdown in economic growth, together with an inflation rate below the target rate and the culmination of a process whereby the United Kingdom left the European Union, with an uncertain impact.

The IMF estimates foresee a GDP growth in the Euro zone, close to 1.3% in 2019 (0.6 percentage points below the forecast for October) and 1.6% in 2020. In various estimates by country, the IMF calculated a lower growth for: Germany, 0.7% in 2019 and 1.7% in 2020; France: 1.3% in 2019 and 1.4% in 2020; and Italy: 0.1% in 2019 and 0.8% in 2020.

As for Brexit, the 27 members of the European Union agreed to delay the departure of the United Kingdom until October 31, 2019. British Prime Minister Theresa May had asked the European Union to extend the exit until June 30, but European leaders considered that the most appropriate date was October, with a review of the situation in June.

Despite the agreements made at the start of 2019, former Prime Minister Theresa May resigned her position on June 7 and remained interim until July 23, 2019, Boris Johnson was elected as leader of the Conservative Party of the United Kingdom and the day after, July 24, he replaced her. The election of Boris Johnson increased uncertainty over what will happen to Brexit given the new Prime Minister’s statement that on October 31 Great Britain would cease to be part of the European Union, whether or not there is agreement.

Monetary Policy and Interest Rates

Conventional and unconventional measures of expansionist monetary policy by the European Central Bank (ECB) kept the Euribor rate, as well as sovereign bond rates for some countries in the area, at historically low levels in late 2015, and negative zone during 2016. However, despite uncertainty in world growth, during 2017 and 2018 the markets, anticipating the possible progressive stabilization of monetary policies worldwide, saw an increase in the yield of Germany’s treasury bonds and market references.

In December 2018, the European Central Bank (ECB) completed the net asset purchase phase of its Asset Purchase Program, which includes the purchase of European public and private sector securities. The program went on to the reinvestment phase, which consists of reinvesting the principal payments of the overdue and acquired securities under this program. The ECB’s Governing Council stated that it plans to maintain this measure for a prolonged period after it starts raising official interest rates—and, in any case, for as long as necessary—to maintain favorable liquidity conditions and a broad degree of monetary accommodation (European Central Bank, 2018)..

At the April 10, 2019 session, the ECB ratified the decision to maintain the interest rates applicable to the main financing operations. The marginal credit facility and the deposit facility will remain unchanged at 0.00% , 0.25% and -0.40%, respectively. The Council also indicated that it expected to maintain the ECB’s official interest rates at least until the end of 2019. This caused the Euribor price and the reference bonds to remain very close to 0% (Central Bank European, 2019).

For 2Q, economic indicators such as manufacturing PMI and inflation continued to show a stagnation of the European zone’s economy. In this regard, on June 6, 2019, the ECB decided to keep its reference rates unchanged again and announced that they will remain so until at least the first half of 2020. Finally, the European Central Bank (ECB) established the modality of the long-term financing operations, announced in March 2019 (TLTRO-III), which will begin in September 2019 and end in March 2021, each with a two-year maturity. These new operations seek to preserve favorable financing conditions and a smooth transmission of monetary policy. Finally, at the July 25 meeting, the ECB decided to keep its reference rate unchanged in line with what was established at the June meeting. The ECB’s decision, together with the uncertainty generated by political instability in the United Kingdom, caused the reference bond and Euribor quotes to return to negative ground.

Figure 10. Euribor 6M behavior and 10-year Germany Reference

Source: Bloomberg, 7-5-2019.

Figure 11. Implicit Probability of ECB Reference Rate

Source: Bloomberg, 7-5-2019.

Taking into account the implicit probability of futures market behavior, a reduction of the ECB intervention rate is expected with a 84% probability at the next meeting in September 2019 (Figure 11).

Continuity of an expansive monetary policy by the ECB and low interest rates could generate a financing alternative in Euros for emerging countries such as Colombia, with competitive rates at different terms. However, there are volatility factors that should be monitored as the United Kingdom exits the European Union.

3.1.4. Emerging Markets

Macroeconomic Evolution

In its July 2019 report, the IMF considers that the growth forecast for emerging and developing market economies for 2019 and 2020 is lower by 0.3 percentage points compared to the April 2019 projection. There are also pronounced differences between regions. Asia’s emerging economies are expected to grow around 6.2% in 2019 and 2020; while Europe’s emerging economies, whose growth in 2018 exceeded 3.6%, would be less dynamic, with a 1.0% and 2.3% growth in 2019 and 2020, respectively.

In China, GDP in 2018 annual growth was 6.6%. This growth, lower than in previous years, was due to slower domestic investment, especially in infrastructure, lower spending on durable consumer goods, a drop in the sale of cars and greater pressure due a decrease in export orders as US tariff actions began to take hold in the second half of the year. This, coupled with financial and monetary authorities concern over the high levels of corporate and household indebtedness, led the IMF to forecast growth for 2019 and 2020 at 6.2% and 6.0%, respectively.

As for Latin America, economic growth was 1% in 2018 and is expected to be 0.6% and 2.3% in 2019 and 2020, respectively. In April 2019, the IMF expected a strengthening in Brazil’s economic growth. However, in its July report it estimates a growth of 0.8% in 2019 (a figure lower than 1.1% projected in April) and 2.4% in 2020. For its part, growth in Mexico is expected to remain below 2% in 2019 and 2020. The above reflects, in part, different perceptions regarding the two countries’ new government’s policy direction (International Monetary Fund, 2019).

In Mexico, in the second half of 2018, the signing of the trade agreement with the United States and Canada (USMCA), formerly known as the North American Free Trade Agreement (NAFTA), was reached. The above was positive news, considering that the United States is Mexico’s main trading partner, especially in the automotive sector. However, after cancellation of the construction of a new airport for Mexico City and the suspension of energy and educational reforms by the incoming Government at the end of 2018, market sentiment deteriorated and the sovereign spreads expanded. Bilateral relations with the United States continue to be a factor of uncertainty, taking into account the presidential elections in the United States in 2020, and statements about a possible use of tariffs not only for commercial purposes, but also for the immigration issue.

In Brazil, the change in government generated optimism in international markets and investors, since greater economic growth is expected. However, the uncertainty currently revolves around the approval of pension reform in Congress, which will reduce the country’s debt levels. A special Chamber of Deputies commission approved the document, with some amendments, on the week of July 18. Nevertheless, it must be discussed in a Chamber plenary, and then at the Senate, which will happen after the July 18-31 Congress recess.

Emerging Markets Investment Flow—Market Performance

The first months of 2018 saw a strong appearance by emerging markets, mainly due to a strong economic recovery and a decrease in the perception of risk in the region. However, as of May 2018, there was a strong outflow from emerging markets, reflecting a greater risk perception by investors which caused capital outflows of approximately 15% compared to 2017.

In the first part of 2019, strong investment in emerging market bonds was generated, mainly explained by a prospect of lower economic growth in advanced economies, and a change in the Fed’s message.

Figure 12 Emerging Markets Cash Flow - Bonds (million US$)

Source: EPFR Informal Financial Intelligence, 6-26-2019.

As for Colombia, the behavior of fund flow into the country was variable in the last year. However, it remains positive and accumulated US$ 44.8 million as of June 26, 2019.

Figure 13. Colombia Cash Flow - Bonds (million US$)

Source: EPFR Informal Financial Intelligence, 6-26-2019.

In 2019 the perception of credit risk represented by EMBI+9 It presented a favorable behavior for most emerging countries because: (i) the internal political uncertainty decreased with respect to 2018 in countries such as Mexico, Brazil and Turkey; (ii) the recovery of commodity prices such as oil, and (iii) the announcement by the presidents of China and the United States of resuming talks about a new trade agreement within the framework of the G20 meetings in Osaka, last June 29 (Chart 14). On average,

[9]

The index represents the difference between the interest rates of a basket of bonds in dollars issued by emerging countries and a basket of United States of America treasury bonds with similar characteristics..:

during the last year the EMBI + had a -0.9% percentage variation. However, it is worth highlighting that this behavior may change due to different volatility factors, such as trade tensions between the United States and China, and Brexit, which can generate an increase in risk perception and an expansion of spreads from emerging countries.

Figure 14. Emerging Market Bond Indicator

Source: JPMorgan, 6-26-2019.

As of 2019, the indicator for Colombia is showing a favorable behavior, which led it to be below the EMBI of most representative emerging countries—Figure 14. The above shows that Colombia is in a favorable position to take advantage of market windows and capture attractive financing rates.

3.1.5. Colombia

Macroeconomic Performance

According to information by the National Administrative Department of Statistics (DANE), in 2018 GDP grew by 2.7%. This figure shows a significant acceleration and recovery of the Colombian economy with respect to 2017 (1.4%). GDP growth was supported by better performance in the public administration, telecommunications and transportation sectors.

Internally, lower in inflation, which stood at 3.18% in December 2018 (very close to the 3% Bank of the Republic’s goal), contributed to maintaining purchasing power. In addition, there was greater investment in civil works and an acceleration of public consumption, which contributed positively to the growth of the Colombian economy. Thus, the increase in domestic demand accelerated in 2018, with an increase in the level of exports and imports.

In 2019, the Colombian economy has shown solid growth with respect to its peers in the region. In 1Q growth was 2.8% compared to the same period previous year (National Administrative Department of Statistics, 2019), a figure higher than Peru’s 2.3% (National Institute of Statistics and Informatics, 2019), and Mexico’s 1.3% (National Institute of Statistics and Geography of Mexico, 2019). The growth was driven by trade, automotive repair, and food and lodging services. Economic activity is expected to continue to be positive, and that an acceleration will occur in the second half of the year. Banco de la República has kept the reference rate at 4.25%, as inflation has remained close to the 3% target The annual figure on June 2019 was 3.43%.

On June 12, 2019, the 2019 Medium Term Fiscal Framework was approved. The Government expressed its commitment to growth, improved efficiency and targeting spending. For this year, a better economic performance of the country is expected, with a growth close to 3.6%, driven by a rebound in investment and better performance in different sectors, including construction, trade, and public administration (Ministry of Finance and Public Credit, 2019).

Colombia’s Recent Performance in International Markets

Since 2011, Colombia has established itself as an investment grade country, thanks to the stability of macroeconomic policies and fiscal discipline. After absorbing one of the greatest trade shocks in history, with the oil price market in 2015 and 2016, the Colombian economy showed resistance to foreign shocks. Currently, the Government is committed to boosting economic growth, reducing the GNC fiscal deficit to 2.4% of GDP in 2019 and stabilizing public debt. Below are recent changes in debt rating and its outlook.

On December 11, 2017, the S&P rating agency lowered the Nation’s foreign currency debt rating from BBB to BBB-. The short-term foreign currency debt rating was also revised from A2 to A3 and the long-term local currency rating from BBB + to BBB. This adjustment was based on economic growth and income lower than expected and the difficulty in gradually reducing the fiscal deficit. On the other hand, the agency improved the prospect of qualifying from negative to stable, which implied that no further downward revisions would be made in the near future. In December 2018, S&P ratified the long-term foreign currency debt rating for Colombia as BBB- and BBB in local currency.

Additionally, on February 22, 2018, Moody’s changed Colombia’s outlook from stable to negative, but ratified the long-term foreign currency rating at Baa2. The change in perspective was driven by an expectation of a fiscal consolidation lower rate, and a weakening of fiscal metrics explained by lower growth and lower fiscal revenues compared to the Medium Term Fiscal Framework. Also, a risk that the next Government may have a weak mandate that would prevent it from adopting additional fiscal measures to preserve Colombia’s fiscal strength.

Finally, on May 23, 2019 Moody’s changed Colombia’s forecast from negative to stable. The change in perspective was driven by a recovery in the economy and efforts by the new administration toward fiscal consolidation and debt stabilization. Additionally, the agency mentions in its report that Colombia’s profile is aligned with the other Baa2 countries, even after the 2016 income shock. That same day, Fitch Ratings changed Colombia’s perspective from stable to negative, but ratified the BBB rating. The negative change was mainly motivated by a risk in fiscal consolidation and a debt increase. Table 2 shows the current ratings of Colombia’s long-term foreign debt:

Table 2. Colombia’s Sovereign Qualifications

Source: Sub directorate for Foreign Financing, Ministry of Finance and Public Credit (July 2019).

As shown in Figure 15 and Figure 16, the spreads against American Treasury reference securities continue at stable levels, compared to recorded historical levels. However, as mentioned above, the FED’s monetary policy may change, depending on the behavior of the US economy. If there is a change towards a contractive monetary policy, the Treasuries may see increases in their contribution levels and consequently the levels of issuance may show a significant increase.

Figure 15. Reference Bonds in Dollars and Differential on 10-year Treasury Bonds

Source: Subdirectorate for Foreign Financing, Ministry of Finance and Public Credit (July 2019)..

Figure 16. Reference Bonds in Dollars and Differential on 30-year Treasury Bonds

Source: Subdirectorate for Foreign Financing, Ministry of Finance and Public Credit (July 2019)..

Issuance Strategy

In recent years Colombia fulfilled its strategic objective of building liquid and efficient performance curves, maintaining adequate amounts in reference bonds, as shown in Figure 17.

Figure 17. US$ Evolution Performance Curve 2014-2019

Average Life

Source: Bloomberg, Subdirectorate for Foreign Financing, Ministry of Finance and Public Credit, 8-8- 2019.

In 2019, Colombia began the process of building a frame of reference for the issuance of Green Bonds with international standards, where the country may obtain resources in the international capital market to totally or partially finance budget lines, or eligible green projects to fight climate change. The initiative seeks to create the sovereign’s reference framework, diversify the investment base and promote public and private sector companies to use these instruments.

Regarding the Dollar curves, in recent years emerging countries have moved towards creating 10-year and 30-year benchmarks. Similarly, they have focused on large issuances which, in a context of expectations of rising interest rates, seek to ensure that from their issuance bonds have the necessary liquidity to avoid negotiating frictions, and protect the efficiency of their long-term curve (Figures 18 and 19.)

Figure 18. Latam 10-year Issuances

(million US$)

Source: Bloomberg, 7-5-2019.

Figure 19. Latam 30-year Issuances

(million US$)

Source: Bloomberg, 7-5-2019.

Thus, it is essential for Colombia to have the capacity to issue representative size reference bonds, to avoid sacrificing liquidity or generating distortions in relative terms with other bonds in the curve, or since their issuance the bonds from other Latin American countries.

4	OBJECTIVES

•

Ensure that the Nation receives authorization to issue foreign bonds with sufficient time in advance, in order to provide enough maneuvering space to carry out financing and or pre-financing transactions to enable having a strong cash position for the 2020 and 2021 periods.

•	Have enough flexibility to be able to use the most favorable source of financing according to market conditions.

•	Access international markets in a timely manner; continue to meet the Government’s strategic objective of building liquid, efficient performance curves.

5	RECOMMENDATIONS

The Ministry of Finance and Public Credit and the National Planning Department recommend the National Council of Economic and Social Policy (CONPES) to:

1.

Issue a favorable opinion for the Nation to carry out foreign public credit transactions to pre-finance and/or finance budgetary allocations for the years 2020 and 2021, up to US$ 3 Billion, or its equivalent in another currency.

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Banco de la República . (Abril de 2019). Reporte de mercados financieros.

Available at:

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Bank Rate maintained at 0.75% - August 2019: https://www.bankofengland.co.uk/monetary-policy-summary-and-minutes/2019/august-2019

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nacionales/cuentas-nacionales-trimestrales

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Growth Slowdown, Precarious Recovery:

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EXHIBIT B

ENTREPRENEURSHIP                                              MINHACIENDA

BELONGS TO ALL

THE UNDERSIGNED, TECHNICAL SECRETARY TO THE

INTERPARLIAMENTARY COMMITTEE ON PUBLIC CREDIT

[COMISIÓN INTERPARLAMENTARIA DE CRÉDITO PÚBLICO]

ATTESTS:

That in the September 03, 2019 session, the Inter-Parliamentary Committee on Public Credit issued a sole, favorable opinion to the Nation-Ministry of Finance and Public Credit, to carry out Foreign Public Debt Transactions for up to US$3 Billion, or its equivalent in other currencies, intended to pre-finance and/or finance budgetary allocations for fiscal years 2020 and 2021.

Sincerely,

[Signed]

JUAN PABLO PUERTO REYES

Technical Secretary

Bogotá, D.C., September 03, 2019.

EXHIBIT C

Entrepreneurship

Belongs to us all

Resolution 0175

JAN 20, 2020

Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities in the international capital markets, for up to ONE THOUSAND SEVEN HUNDRED AND FIFTY MILLION DOLLARS (US$1,750,000,000) of the United States of America, or its equivalent in another currency; and to perform a foreign public debt management transaction for up to TWO BILLION DOLLARS (US$ 2,000,000,000) of the United States of America or its equivalent in another currency; and other provisions as decreed.

THE MINISTRY OF FINANCE AND PUBLIC CREDIT

Exercising its statutory powers, particularly the powers conferred by

Article 2.2.1.3.2., and Article 2.2.1.4.2, Decree 1068, 2015, and

WHEREAS

Article 2.2.1.1.1, Decree 1068 of 2015, authorizes State entities to carry out public credit transactions, including, among others, issuance, subscription and placement of public debt securities;

Article 10, Law 533 of 1999, states that public debt securities are documents and securities, issued by State entities, with a credit content, and a maturity date;

Article 2.2.1.3.2., Decree 1068 of 2015 states that the issuance and placement of public debt securities on behalf of the Nation requires an authorization given by Resolution issued by the Ministry of Finance and Public Credit. The authorization may be granted once a favorable opinion has been received from the Consejo Nacional de Política Económica y Social - CONPES, and from the Interparliamentary Public Credit Commission [Comisión Interparlamentaria de Crédito Público] if the foreign public debt security has a maturity date longer than one year;

Article 24, Law 185 of 1995, states that for all purposes established under Law 80 of 1993, Article 41, Paragraph 2, Sub-paragraph 5, the Interparliamentary Public Credit Commission [Comisión Interparlamentaria de Crédito Público] must issue a preliminary opinion that will allow the negotiations of public credit transactions, and a final opinion allowing the execution of said operation in each particular case. Exempted from the above-mentioned requirements are the operations related to the issue, subscription and placement of bonds and securities, for which the Interparliamentary Public Credit Commission [Comisión Interparlamentaria de Crédito Público] will issue an opinion only once.

According to CONPES Document 3967, dated August 16, 2019, the Consejo Nacional de Política Económica y Social—CONPES—issued a favorable opinion for the Nation to negotiate foreign public credit transactions to pre-finance and/or finance budget allocations for the years 2020 and 2021 for up to THREE BILLION US DOLLARS (US$3,000,000,000) of the United States of America, or its equivalent in another currency;

Based on the aforementioned favorable opinion expressed by the National Council of Economic and Social Policy—CONPES—[Consejo Nacional de Política Económica y Social,] the Nation has not carried out any foreign public credit transaction in the international capital markets;

On the September 03, 2019 session, the Interparliamentary Public Credit Commission [Comisión Interparlamentaria de Crédito Público] unanimously issued a unique favorable opinion for the Nation—Ministry of Finance and Public Credit—to carry out foreign public credit transactions for up to THREE BILLION DOLLARS (US$ 3,000,000,000) or its equivalent in another currency, to pre-finance and/or finance budgetary allocations for the years 2020 and 2021;

Based on the aforementioned favorable opinion, the Nation has not issued foreign bonds in the international capital markets;

By External Resolution No. 17 of 2015, and External Regulatory Circular DODM-145 of October 30, 2015, the Central Bank’s Board of Directors, and the Central Bank, respectively, stated the financial conditions for the issuance and placement of securities and foreign borrowing transactions by the Nation, and the Nation’s territorial and decentralized entities.

In accordance with the provisions of Article 2.2.1.1.3, Decree 1068 of 2015, public debt management transactions do not increase the state entity’s net indebtedness, and contribute to improving the debt profile. Likewise, given that they are not new financing, these transactions do not affect the debt quota;

Article 2.2.1.4.2 of Decree 1068 of 2015 establishes that the execution of foreign debt management transactions will require authorization, issued by resolution of the Ministry of Finance and Public Credit. The authorization may be granted provided that suitability and financial justification of the transaction and its effects on the debt profile are proven;

The Nation—Ministry of Finance and Public Credit plans to carry out a foreign public debt management transaction consisting of the substitution and/or repurchase of foreign public debt titles, conditioned to the issuance of foreign public debt titles that the Nation intends to perform based on the authorization covered by this Resolution;

By means of memorandum No. 3-2020-000913 of January 15, 2020, the Sub directorate of External Financing, General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit, requested a technical opinion by the Sub directorate for Risk on the aforementioned foreign public debt management transaction;

Through Memorandum 3-2020-000920 of January 15, 2020 and Memorandum 3-2020-001090 of January 20, 2020, based on the general guidelines of the Medium Term Debt Management Strategy in force to date, the Sub directorate of Risk considers that the debt management transaction proposed by the Sub directorate of Foreign Financing, as shown in the financial justification presented, in accordance with articles 2.2.1.1.3 and 2.2.1.4.2 of Decree 1068 of 2015, is convenient. The benefit is shown in terms of borrowing costs and, in addition, the transaction does not increase net indebtedness and contributes to improving the debt profile in terms of maturity concentration and average life.

DECISION

Article 1. Authorization. Authorize the Nation to issue, subscribe, and place foreign public debt securities in international capital markets for a sum of up to ONE THOUSAND SEVEN HUNDRED AND FIFTY MILLION DOLLARS (US$1,750,000,000) of the United States of America, or its equivalent in another currency, for the purpose of financing 2020 budget allocations; and to perform a foreign public debt management transaction for up to TWO BILLION DOLLARS (US $ 2,000,000,000) of the United States of America or its equivalent in another currency, consisting of the replacement and/or repurchase of the following titles of the Nation’s foreign public debt.

Bond	Currency	Maturity	Coupon	Current Amount (million $)
2021 Global Bond	US$	July 21, 21	4.375%	US$	2,000
2024 Global Bond	US$	Feb 26, 24	4.000%	US$	2,100

Article 2. Financial Terms. Foreign public debt titles to be issued, as referred to in the preceding article, shall be subject to financial conditions set out in the rules issued by the Central Bank’s Board of Directors, or the Central Bank itself, in compliance with the guidelines set forth by the Board.

Article 3. Other Terms and Conditions. The other terms, conditions and characteristics of the issuance being authorized by the present Resolution shall be established by the General Directorate of Public Credit and Treasury, Ministry of Finance and Public Credit, taking the following into account:

Redemption Period:	Equal to, or over, Two (2) years, depending on the market;

Interest Rate:	Fixed or Variable

Other expenses and commissions:	Market standard for this type of transaction.

Article 4. Authorization for Related Transactions. The Nation is authorized to carry out all related transactions described in Article 1 herein.

Article 5. Taxes. In accordance with the provisions in Article 7, Law 488 of 1998, payment of principal, interests, commissions and other payments related to foreign public credit transactions shall be exempt of any national tax, duty, contribution or levy when made to persons who are not resident in this country.

Article 6. Other Rules. The Nation—Ministry of Finance and Public Credit shall comply with all other applicable standards, in particular External Resolution No. 1 of 2018, by the Central Bank’s Board of Directors, and other rules that may amend it or revoke it.

Article 7. Validity and Publication. The present Resolution shall be valid from the date of its publication in the Official Journal. This requirement is understood to have been met by instruction given by the Director General of Public Credit and National Treasury, Ministry of Finance and Public Credit, as provided by Article 18, Law 185 of 1995.

LET IT BE PUBLISHED, NOTIFIED AND EXECUTED

Bogotá, D.C. on JANUARY 20, 2020

THE MINISTER OF FINANCE AND PUBLIC CREDIT

  [Signed]

ALBERTO CARRASQUILLA BARRERA

APPROVED: Lizeth Camila Erazo/José Guillermo Rubio

DRAFTED: Manuel Ruiz/Lina Maria Londoño

DEPARTMENT: Sub-Directorate, External Financing/Legal Matters Group